Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215

FOR IMMEDIATE RELEASE
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CONTACT: 336-584-5171                      SHAREHOLDER DIRECT: 800-LAB-0401
         MEDIA - CYNTHIA JAY, EXT. 5052                        WWW.LABCORP.COM
         INVESTORS - PAMELA SHERRY, EXT. 4855


         LABCORP-REGISTERED TRADEMARK- OPENS CLINICAL
                 TRIALS TESTING LAB IN EUROPE


BURLINGTON, N.C., June 9, 1999 -- The clinical trials testing business of Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp; NYSE: LH) has opened a clinical trials testing facility in Mechelen, Belgium, near Brussels, to serve the global pharmaceutical industry.
     "As a pioneer in viral load testing and a leader in esoteric and specialty testing, our clinical trials business represents a tremendous growth opportunity for us," said Thomas Mac Mahon, LabCorp president and chief executive officer. "We have the technology and expertise required to measure the effectiveness of new therapeutic products. These capabilities are an important part of our disease management strategy."
     Scott Neilson, vice president and general manager of the company's clinical trials business, added, "We must offer global capabilities to be considered a preferred supplier to the industry.
Given the importance of method consistency to our customers, the choice was clear to build our own facility and employ systems, equipment and methodologies consistent with our operations in the U.S."
     In addition to serving investigators in Europe, the new facility will give LabCorp the ability to support clinical trials in other key markets worldwide. It includes a central laboratory with international logistics and data management capabilities.
     "Significantly, LabCorp is the only central laboratory with truly global data management capabilities," said Neilson. "Using a single system setup and global database, we are able to set up a worldwide study once, assuring absolute method consistency and data combinability which are of paramount importance to our customers," he explained. "Other labs have to set up studies separately for each continent. This can be inefficient and costly and result in inconsistency and errors from repeatedly merging separate databases."

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     The new laboratory will perform many of the tests offered by
LabCorp in North America, including polymerase chain reaction (PCR) and flow cytometry, and will use the same methodologies and instrumentation to assure combinability of data. Identical worldwide quality assurance and quality control measures maintain a parallel platform.
     Through its relationship with Virco, a molecular biology company based in Belgium, LabCorp will support infectious disease drug development, offering exclusive HIV and Hepatitis C phenotyping and genotyping. Other areas will include routine, esoteric and specialty testing. Analytical chemistry samples will be batched and stored for shipment to the U.S.
     Equipped with high-throughput instrumentation, the facility will provide full-service support for phase II-IV trials, including frozen specimen storage with a state-of-the-art database for pinpointing the location of any specimen anywhere in the world. It will also provide fast turnaround in servicing phase I studies in Belgium and surrounding countries.
     The new laboratory will meet the licensing and certification requirements of EN45001 accreditation issued by Beltest, Good Laboratory Practice (GLP) for human studies, the U.S. Government's Clinical Laboratory Improvement Amendments (CLIA), the College of American Pathologists (CAP), and ISO 9000 standards.
     Based in Raritan, N.J., LabCorp's clinical trials business is a leading centralized laboratory supporting pharmaceutical, biotechnology and medical device clinical trials with safety and efficacy testing, method development and analytical chemistry from drug discovery through phase IV clinical trials.
     Laboratory Corporation of America-Registered Trademark-Holdings is one of the world's largest clinical laboratory testing
companies, with annual revenues of $1.6 billion in 1998.   Eighteen
thousand employees serve more than 100,000 clients, offering more than 2,000 routine tests and esoteric diagnostic procedures.

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